Exhibit 99.1
PHC Announces 14.2% Increase in
Fiscal 2011 Third Quarter Total Revenues

Year-to-Date Income from Operations Increased 51.1%;
YTD Net Income Increased 27%

PEABODY, Mass. – May 10, 2011 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, today reported financial results for the Company's 2011 third fiscal quarter and nine months ended March 31, 2011.

Third Fiscal Quarter of 2011 Highlights

•
Signed an agreement to acquire MeadowWood Behavioral Health, which is expected to add approximately $15 million in annual revenue, which is an approximate 30% increase over FY 2010 revenues. The facility is a licensed acute care psychiatric hospital with 58 beds providing services on its 11-acre campus to adults suffering with mental illness and substance abuse. MeadowWood has both inpatient and partial hospitalization services focused on geriatric, co-occurring and acute mental disorders. The Company also anticipates expanding the facility capacity by approximately 40%.  This acquisition is on track to close July 2011.

•	For the third fiscal quarter ended March 31, 2011, net patient care revenues increased 10.8% to $14.1 million from $12.7 million for the same period in 2010.
•
Income from continuing operations decreased to $530,000 from $781,000 for the same period in 2010. This decrease was primarily related to a one-time charge of $446,000 for a legal settlement. Excluding this one-time charge, income from operations would have been $976,000.

•	Excluding start-up of approximately $250,000 and the fees associated with the legal settlement, operating margin in the fiscal third quarter 2011 would have been 45.5%.
•
Net income applicable to common shareholders decreased to $65,000 compared to net income of $469,000 for the same period in 2010. The decrease was primarily related to the previously mentioned legal settlement and a $185,000 non-operating 401(k) expense. Excluding these one-time charges, net income would have been $696,000.

Year-to-Date Fiscal 2011 Highlights
•	For the nine months ended March 31, 2011, net patient care revenues increased 15.1% to $42.0 million from $36.5 million for the same period in 2010.
•	Net patient care gross margins were 47.3% compared to 46.6% for the same period in 2010.

•
Income from continuing operations increased 51.1% to $2.5 million compared to income from continuing operations of $1.7 million for the same period in 2010. Excluding the legal settlement, income from operations would have been $2.9 million.

•
Net income applicable to common shareholders increased 27% to $1.2 million from net income of $981,000 for the same period in 2010. Excluding the previously mentioned legal settlement and 401(k) non-operating expense, net income would have been $1.9 million.

“This represented the Company's ninth consecutive profitable quarter,” said Bruce A. Shear, Pioneer's president and CEO. “We again generated strong operating results, which were marked by year-over-year revenue growth and continued profitability due to an improvement in patient mix and increased census. Patient census was up at Seven Hills Behavioral Institute, and the Highland Ridge and Harbor Oaks facilities. Seven Hills was profitable throughout the third quarter and is scheduled shortly for a five-bed expansion. In addition, a rate increase, effective March 1, 2011, from a major customer in Las Vegas, will generate an additional $2 million of annualized revenue going forward.”

Mr. Shear continued, “Subsequent to the end of the quarter, we conducted a grand opening of our recently licensed Renaissance Recovery facility, a 24-bed residential program located in Detroit. It is designed to provide behavioral treatment to chemically impaired adolescents, ages 12-17. Our marketing efforts have been well received and due to this initial success, we expect that Renaissance Recovery will add an additional $3 million in annualized revenue."

Fiscal Third Quarter of 2011 Financial Results
Total net revenues from continuing operations for the three months ended March 31, 2011 increased 14.2% to $15.5 million compared to $13.5 million for the three months ended March 31, 2010. Net patient care revenues increased 10.8% to $14.1 million for the three months ended March 31, 2011 from $12.7 million for the three months ended March 31, 2010. This is primarily due to an overall increase in census at Seven Hills Hospital, Highland Ridge and Harbor Oaks facilities. Contract support services revenue provided by Wellplace increased 66.1% to $1.4 million for the three months ended March 31, 2011 compared to $839,000 for the three months ended March 31, 2010. This increase is due to expansion of the Wayne County call center contract in December 2010, which increased services provided and payment under the contract.

Income from operations was $530,000 for the fiscal third quarter of 2011 compared to $781,000 in the same period in 2010. This decrease was primarily related to the legal settlement. Income before taxes was $364,000 for the three-month period ended March 31, 2011 compared to $758,000 in the same period in 2010. Net income applicable to common shareholders was $65,000 for the fiscal third quarter of 2011, or $0.00 per basic and diluted share, compared to net income of $469,000 or $0.02 per basic and diluted share, in the fiscal third quarter of 2010. The decrease was primarily related to the legal settlement and 401(k) non-operating expense.

Fiscal Year-to-Date 2011 Financial Results
For the nine months ended March 31, 2011, total net revenues increased 15.7% to $45.2 million compared to $39.0 million in the same period in 2010. Net patient care revenues increased 15.1% to $42.0 million for the nine months ended March 31, 2011 compared to $36.5 million in the same period in 2010. Contract support services increased 23% in the nine months ended March 31, 2011 to $3.2 million from $2.6 million in the nine months ended March 31, 2010.  Income from operations increased 51.1% to $2.5 million compared to income from operations of $1.7 million in the same period in fiscal 2010. Net income applicable to common shareholders was up 27% to $1.2 million for the nine months ended March 31, 2011, or $0.06 per basic and diluted share compared to net income of $981,000, or $0.05, per share, for the same period in 2010.

As of March 31, 2011, the Company had cash and cash equivalents of $2.8 million compared to $4.5 million as of June 30, 2010. Stockholders' equity improved to $18.5 million as of March 31, 2011 from $17.3 million as of June 30, 2010.

Mr. Shear continued, “We incurred several one-time charges in the quarter that reduced our operating and net income. These included the above-mentioned legal settlement, start up expenses at our recently opened Renaissance Recovery facility and a one-time charge related to  our 401(k) plan. Absent these charges, adjusted net income before taxes would have been $1.2 million, which is 58% ahead of last year’s same quarter and is coupled with continued solid top line growth. EBITDA for the nine months was $3.4 million.”

The Company will hold a conference call at 4:30 p.m. ET today, to discuss the results. Interested parties should dial (877) 941-2322 (domestically) or (480) 629-9715 (internationally). A replay of the call will be available and can be accessed by dialing (877) 870-5176 (domestically) or (858) 384-5517 (internationally), using passcode 4438422.

The call will also be available live by webcast at Pioneer Behavioral Health's website at: http://ir.phc-inc.com/phoenix.zhtml?c=71354&p=irol-calendar and will also be available over the Internet and accessible at http://viavid.net/dce.aspx?sid=000085C3.

About PHC d/b/a Pioneer Behavioral Health
PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:

PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO

Or

Hayden IR
Brett Maas, 646-536-7331
Managing Partner
E-mail: brett@haydenir.com

- tables follow -

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,803,852	$4,540,278
Accounts receivable, net of allowance for doubtful accounts of $4,667,466 at
March 31, 2011 and $3,002,323 at June 30, 2010	9,498,219	8,333,766
Prepaid expenses	739,899	490,662
Other receivables and advances	2,326,863	743,454
Deferred income tax assets – current	1,145,742	1,145,742
Total current assets	16,514,575	15,253,902
Restricted cash	--	512,197
Accounts receivable, non-current	61,061	17,548
Other receivables	48,970	58,169
Property and equipment, net	4,748,712	4,527,376
Deferred income tax assets – non-current	1,495,144	1,495,144
Deferred financing costs, net of amortization of $692,869 and $582,972 at
March 31, 2011 and June 30, 2010	79,372	189,270
Goodwill	969,098	969,098
Other assets	2,257,323	2,184,749
Total assets	$26,174,255	$25,207,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,529,546	$1,594,286
Current maturities of long-term debt	534,461	796,244
Revolving credit note	1,473,557	1,336,025
Current portion of obligations under capital leases	48,174	112,909
Accrued payroll, payroll taxes and benefits	1,969,598	2,152,724
Accrued expenses and other liabilities	1,248,817	1,040,487
Income taxes payable	--	23,991
Total current liabilities	6,804,153	7,056,666
Long-term debt, net of current maturities	69,774	292,282
Obligations under capital leases, net of current portion	--	19,558
Long-term accrued liabilities	810,756	582,953
Total liabilities	7,684,683	7,951,459

Commitments and contingent liabilities

Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized,
19,950,211 and 19,867,826 shares issued at March 31, 2011 and June 30,
2010, respectively	199,502	198,679
Class B common stock, $.01 par value, 2,000,000 shares authorized, 773,717 and 775,021 issued and outstanding at March 31, 2011 and June 30, 2010,
each convertible into one share of Class A common stock	7,737	7,750
Additional paid-in capital	28,129,506	27,927,536
Treasury stock, 1,214,093 and 1,040,598 shares of Class A common stock at
March 31, 2011 and June 30, 2010, respectively, at cost	(1,808,734)	(1,593,407)
Accumulated deficit	(8,038,439)	(9,284,564)
Total stockholders’ equity	18,489,572	17,255,994
Total liabilities and stockholders’ equity	$26,174,255	$25,207,453

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues:
Patient care, net	$14,061,773	$12,692,869	$41,971,221	$36,452,909
Contract support services	1,393,862	839,305	3,187,772	2,591,256
Total revenues	15,455,635	13,532,174	45,158,993	39,044,165
Operating expenses:
Patient care expenses	7,653,245	6,576,086	22,098,067	19,454,431
Cost of contract support services	1,019,957	733,603	2,543,115	2,202,584
Provision for doubtful accounts	684,904	547,810	2,348,205	1,476,128
Administrative expenses	5,121,327	4,893,235	15,228,490	14,259,979
Legal settlement	446,320	--	446,320	--
Total operating expenses	14,925,753	12,750,734	42,664,197	37,393,122

Income from operations	529,882	781,440	2,494,796	1,651,043

Other income (expense):
Interest income	86,215	39,023	185,626	101,130
Other income (expense)	(179,335)	18,260	(91,821)	141,921
Interest expense	(72,971)	(80,520)	(234,912)	(241,998)

Total other income (expense)	(166,091)	(23,237)	(141,107)	1,053

Income before provision for income taxes	363,791	758,203	2,353,689	1,652,096
Provision for income tax	299,266	289,031	1,107,563	671,081

Net income	$64,525	$469,172	$1,246,126	$981,015

Basic net income per common share	$--	$0.02	$0.06	$0.05

Basic weighted average number of shares outstanding	19,500,873	19,762,241	19,498,579	19,854,099

Diluted net income per common share	$--	$0.02	$0.06	$0.05

Diluted weighted average number of shares outstanding	19,872,067	19,861,449	19,692,400	19,963,141